UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C., 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-01451-02

                           LEHMAN ABS CORPORATION
           (exact name of registrant as specified in its charter)

                   200 VESEY STREET NEW YORK, NEW YORK  10285
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

          FHA TITLE I LOAN ASSET-BACKED CERTIFICATES SERIES 1996-2 (Title of each class of securities covered by this Form)

                                    NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    ___       Rule 12h-3(b)(1)(i)          ___
          Rule 12g-4(a)(1)(ii)   ___       Rule 12h-3(b)(1)(ii)         ___
          Rule 12g-4(a)(2)(i)    ___       Rule 12h-3(b)(2)(i)          ___
          Rule 12g-4(a)(2)(ii)   ___       Rule 12h-3(b)(2)(ii)         ___
                                           Rule 15d-6                   _X_

Approximate number of holders of record
as of the certification or notice date: 63

Pursuant to the requirements of the Securities Exchange Act of 1934 LEHMAN ABS CORPORATION FHA TITLE I LOAN ASSET-BACKED CERTIFICATES SERIES 1996-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 1/30/98   By: /s/ Tina Hatfield
                    ----------------------------
                    Tina Hatfield
                    Vice President
                    U.S. Bank National Association fka
                    First Bank National Association as Trustee for
                    FHA TITLE I LOAN ASSET-BACKED CERTIFICATES SERIES 1996-2